Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC. ANNOUNCES THIRD QUARTER 2012 FINANCIAL RESULTS

-3Q12 Total Net Revenues Increased by 6% vs. 3Q11 to $71.0 MM -

-2012 Guidance Revised -

MALVERN, PA (November 07, 2012) - Auxilium Pharmaceuticals, Inc. (Nasdaq: AUXL), a specialty biopharmaceutical company, today announced financial results for the quarter ending on September 30, 2012.  The Company also highlighted recent commercial, regulatory and clinical development progress in the third quarter of 2012 and has revised financial guidance for full year 2012.

For the quarter ended September 30, 2012, Auxilium reported net revenues of $71.0 million, compared to net revenues of $66.7 million in the third quarter of 2011, an increase of 6%.  For the third quarter of 2012, U.S. Testim® and XIAFLEX net revenues increased by 3% and 29%, respectively, over the comparable 2011 period.  Auxilium reported a net loss of ($10.5) million, or ($0.21) per share, compared to a net loss of ($4.1) million, or ($0.08) per share, reported for the third quarter of 2011.

“In the third quarter of 2012, Auxilium grew net revenues and we continue to expect 2012 to be our first profitable year,” said Adrian Adams, Chief Executive Officer and President of Auxilium.  “For the remainder of 2012 and beyond, we will maintain focus on strengthening commercial execution and, based on recent encouraging data with both Testim and the TRT market, we continue to anticipate a positive impact from the co-promotion efforts of both Auxilium and GlaxoSmithKline on Testim’s growth. “

Third Quarter 2012 and Recent Highlights:

•                  On November 7, 2012, Auxilium announced that it has submitted a supplemental Biologics License Application (sBLA) to the U.S. Food and Drug Administration (FDA) for XIAFLEX (collagenase clostridium histolyticum or CCH), a novel, in-office, first-in-class biologic therapy for the potential treatment of Peyronie’s disease.

•                  On November 7, 2012, Auxilium and Pfizer announced that they have amended their collaboration agreement for the development, commercialization and supply of XIAPEX® for the treatment of Dupuytren’s contracture and the potential treatment of Peyronie’s disease in the European Union (EU) and certain other European and Eurasian countries to include a mutual termination date of April 24, 2013.  After the termination date, rights to commercialize XIAPEX and responsibility for regulatory activities for XIAPEX in these countries will revert to Auxilium.  As a result of this mutual decision to terminate the agreement, Auxilium will recognize $94 million of deferred revenue and $9 million of deferred costs in the fourth quarter of 2012.

•                  In the third quarter of 2012, the Company began enrollment for a 600 patient study with XIAFLEX for the concurrent treatment of multiple palpable cords that, if successful, may allow the Company to seek FDA approval and expansion of the Dupuytren’s label.  Top-line data from this study is expected in the first half of 2014.

•                  In the third quarter of 2012, Auxilium completed enrollment in its cellulite phase Ib, Frozen Shoulder phase IIa and phase IV Dupuytren’s retreatment clinical trials.  Top-line data from these XIAFLEX studies is expected in the fourth quarter of 2012, first quarter of 2013 and fourth quarter of 2013, respectively.

•                  In July 2012, Auxilium announced that Health Canada granted a Notice of Compliance (approval) for XIAFLEX for the treatment of Dupuytren’s contracture in adults with a palpable cord in Canada.  The Company’s collaboration partner, Actelion Pharmaceuticals Ltd., expects to make XIAFLEX available to patients in Canada in the first half of 2013.

Third Quarter 2012 Financial Details

Total revenues for the three months ended September 30, 2012, were $71.0 million, an increase of 6% over the $66.7 million recorded in the third quarter of 2011.  This increase in net revenues was due to increases in U.S. sales of both Testim and XIAFLEX.  For the third quarter of 2012, U.S. Testim net revenues increased by 3% and U.S. XIAFLEX net revenues increased 29% over the comparable 2011 period. However, international XIAFLEX net revenues decreased for the third quarter of 2012 from the comparable 2011 period since the third quarter 2011 included cumulative catch-up revenue adjustments aggregating $1.0 million relating to international contract milestones earned in the period.  Cumulative catch-up revenue amortization recorded in the third quarter of 2012 was insignificant.  See Table 3 attached for further details on revenues.

Gross margin on net revenues was 78% for the quarter ended September 30, 2012, compared to 80% for the comparable period in 2011.  The decrease in the gross margin rate is primarily due to the high margin catch-up amortization that was recognized from XIAFLEX milestones earned in the third quarter of 2011 and a non-recurring credit in 2011 related to the Company’s royalty obligation on XIAFLEX sales due to the licensor of the product.

Research and development spending for the quarter ended September 30, 2012, was $10.6 million, compared to $14.2 million in the comparable 2011 period.  This decrease in expense resulted principally from the lower level of spending in the current year on the development of a larger scale XIAFLEX production process and XIAFLEX phase III clinical trials for the treatment of Peyronie’s disease, offset in part by the spending in 2012 for the study of XIAFLEX for treatment of adult Dupuytren’s contracture patients with multiple palpable cords.

Selling, general and administrative costs for the quarter ended September 30, 2012, were $55.3 million, compared to $43.3 million in the comparable 2011 period.  This increase was primarily due to a higher level of spending and changes in the timing of spend this year for XIAFLEX and Testim marketing and advertising. In addition, the 2012 period includes a non-cash expense of $2.2 million for post-contract expiration payments under the co-promotion agreement with GlaxoSmithKline LLC.

The net loss for the third quarter of 2012 was ($10.5) million, or ($0.21) per share, compared to a net loss of ($4.1) million, or ($0.08) per share, reported for the third quarter of 2011.  Net loss for the third quarter of 2012 includes total stock-based compensation expense of $3.5 million, compared to $3.8 million for the third quarter of 2011.

As of September 30, 2012, Auxilium had $173.5 million in cash, cash equivalents and short-term investments, compared to $181.3 million at June 30, 2012, and no debt.

Revised Guidance:

Management is updating previously announced guidance as follows:

	Previous	Revised
	Guidance	Guidance
Xiaflex:
U.S. Revenues	$55 - 65	$52 - 60
Ex U.S. / Def Rev	10 - 12	101 - 103	*
Total Xiaflex	$65 - 77	$153 - 163

Global Testim Revenues	$245 - 255	$235 - 245

Revenues	$310 - 332	$388 - 408	*

Research & Development	45 - 55	45 - 50

Selling Gen & Admin	200 - 210	185 - 195

GAAP Net Income (Loss)	$0 - 5	$85 - 90	**

* Revised guidance includes $94 million of deferred revenue recognition as a consequence of the termination of our agreement with Pfizer

**  Revised guidance includes $85 million from recognition of deferred revenues and expenses as a consequence of the termination of our the agreement with Pfizer

Conference Call

Auxilium will hold a conference call today, November 7, 2012, at 10:00 a.m. ET, to discuss third quarter 2012 results. The presentation slides to be used during the call will be available on the “For Investors” section of the Company’s web site under the “Presentations” tab at 10:00 a.m. ET.  A question and answer session will follow the presentation.  The conference call and the presentation slides will be simultaneously web cast on the “For Investors” section of the Company’s web site under the “Events” tab.  The conference call will be archived for future review until February 7, 2013.

Conference call details:
Date:	Wednesday, November 7, 2012
Time:	10:00 a.m. ET
Dial-in (U.S.):	(888) 895-5271
Dial-in (International):	(847) 619-6547
Web cast:	http://www.auxilium.com
Passcode:	AUXILIUM
To access an audio replay of the call:
Access number (U.S.):	(888) 843-7419
Access number (International):	(630) 652-3042
Replay Passcode #:	33615316

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences. Auxilium markets Testim® 1% (testosterone gel) for the topical treatment of hypogonadism and XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord in the U.S. GSK co-

promotes Testim with Auxilium in the U.S.  Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada.  Pfizer has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 46 countries in Eurasia through April 24, 2013; Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan; and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico.  The sBLA for XIAFLEX for the treatment of Peyronie’s disease was submitted to the FDA in November 2012.  Additionally, collagenase clostridium histolyticum (“CCH”) is in phase IIa of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy).  Auxilium also has rights to pursue additional indications for CCH. For additional information, visit http://www.auxilium.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which discuss matters that are not facts, and may include words to indicate their uncertain nature such as “believe,” “expect,” anticipate,” “intend,” “plan,” “could,” “estimate,” “project,” “will,” and “target.”  Our forward-looking statements convey management’s expectations, beliefs, plans and objectives regarding future performance of the Company and are based upon preliminary information and management assumptions.  No specific assurances can be given with respect to: whether we will be profitable for full year 2012; whether we will be able to deliver with excellence in commercial execution for Testim and XIAFLEX; whether the GSK co-promotion efforts will have a positive impact on Testim’s growth; whether we will obtain FDA approval of XIAFLEX for treatment of Peyronie’s disease and, if so, whether we will launch in 2013; the timing of the release of the results of the clinical trials we are conducting; whether we will develop XIAFLEX for the treatment of multiple potential indications; when, if ever, Actelion will make XIAFLEX available in Canada;  the degree to which our actual results will meet our publicly announced guidance for revenues for fiscal year 2012, any revenue derived from Testim or XIAFLEX, R&D expenditures, SG&A expenditures, net revenue, or net income.  While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so.  Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”).  Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “For Investors - SEC Filings.”  There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

AUXILIUM CONTACTS:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Table 1- Condensed Consolidated Statement of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net revenues	$71.0	$66.7	$222.8	$191.0
Operating expenses*:
Cost of goods sold	15.8	13.5	50.3	39.2
Research and development	10.6	14.2	32.8	43.2
Selling, general and administrative	55.3	43.3	144.9	129.8
Total operating expenses	81.8	71.0	227.9	212.2
Loss from operations	(10.7)	(4.2)	(5.1)	(21.1)
Interest income (expense), net	0.3	0.2	0.6	0.1
Net loss	$(10.5)	$(4.1)	$(4.5)	$(21.1)

Basic and diluted net loss per common share	$(0.21)	$(0.08)	$(0.09)	$(0.44)

Shares used to compute net loss per share	49.1	47.9	48.6	47.8

*includes the following amounts of stock-based compensation expense:
Cost of goods sold	$0.0	$0.0	$0.1	$0.0
Research and development	0.8	0.8	2.0	2.4
Selling, general and administrative	2.7	3.0	9.0	9.7

AUXILIUM PHARMACEUTICALS, INC.

Table 2- Selected Consolidated Balance Sheet Data

(In millions)

(Unaudited)

	September 30,	December 31,
	2012	2011
Cash, cash equivalents and short-term investments	$173.5	$154.3
Total assets	337.6	301.0
Total stockholders’ equity	103.9	84.4

AUXILIUM PHARMACEUTICALS, INC.

Table 3- 3rd Quarter 2012 Revenue Details

(In millions, except for percentages)

(Unaudited)

	Three Months Ended September 30,		Increase	Nine Months Ended September 30,		Increase
	2012	2011	(Decrease)	2012	2011	(Decrease)

Testim U.S. Revenue	$54.6	$52.9	3%	$175.0	$148.2	18%

Testim Ex — U.S. Royalty & Contract Revenue	0.7	0.7	2%	2.8	2.1	30%

Total Testim Revenue	$55.4	$53.6	3%	$177.8	$150.3	18%

XIAFLEX U.S. Revenue	$13.2	$10.3	29%	$37.7	$28.8	31%

XIAFLEX Revenue Recognition Change	—	—	n/a	—	1.8	n/a

XIAFLEX Royalty & Contract Revenue	2.5	2.8	-12%	7.3	10.2	-28%

Total XIAFLEX Revenue	$15.7	$13.1	20%	$45.1	$40.7	11%

Total Worldwide Revenue	$71.0	$66.7	6%	$222.8	$191.0	17%

Contract Revenues represent amortization of previously received upfront and milestone payments.